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                                                  EXHIBIT 99.1

                                                  FOR IMMEDIATE RELEASE


              OPRAH WINFREY WILL CONTINUE TO HOST AND PRODUCE
              "THE OPRAH WINFREY SHOW" INTO THE NEXT CENTURY!


NEW YORK, NY, SEPTEMBER 15, 1997 - HARPO Productions, Inc., the producer of The Oprah Winfrey Show, and King World Productions, Inc., the program's distributor, today announced that Oprah Winfrey will continue hosting and producing the Emmy Award-winning and top-rated The Oprah Winfrey Show through the 1999-2000 broadcast season.

"I've thought long and hard about the reality of doing 400 more shows," Ms. Winfrey said. "I want to use television not only to entertain, but to help people lead better lives. I realize now, more than ever, that the show is the best way to accomplish these goals. I am committed to continuing The Oprah Winfrey Show through the 1999-2000 season. I have been encouraged by our loyal viewers to keep the show going, and I am thankful for the support of our affiliate stations around the world."

"The Oprah Winfrey Show has set and maintained television's highest standards of quality for more than a decade, and we're thrilled that Oprah has decided to continue on," said King World Chairman Roger King. "Oprah's commitment to excellence is unparalleled, and she has had a positive impact on millions of lives. We're proud to bring her exceptional program to viewers around the globe."

Under terms of its agreement with HARPO, King World maintains the exclusive right to distribute The Oprah Winfrey Show in first-run syndication through the 1999-2000 television season. King World has sold the program in over 99% of the U.S. through the year 2000.

Ms. Winfrey, giving effect to her election to continue hosting the show through the 1999-2000 broadcast season (and the issuance of 500,000 options in connection therewith), will own options to purchase 2.05 million shares of King World common stock.

The Oprah Winfrey Show begins its 12th season today. Since its 1986 premiere, the program has garnered 30 prestigious Daytime Emmy Awards, including the 1997 "Outstanding Talk Show" honor. The show reigns as the most popular talk show in the world today, and is the highest-rated talk show in television history. The Oprah Winfrey Show has been the #1 talk show in the U.S. for 43 consecutive sweeps periods, and is carried by 206 television stations nationwide and in 132 international markets.

The Oprah Winfrey Show is produced by HARPO Productions, Inc., at HARPO Studios in Chicago, Illinois, and is distributed exclusively by King World Productions, Inc.
For further information, contact:

Deborah Johns
Harpo Productions, Inc.
(312) 633-1165

Arthur Sando
King World Productions, Inc.
(212) 541-0212

Jeff Lloyd
Sitrick & Company
(310) 788-2850